Exhibit 99.1

Release Date: July 27, 2004

Scientific-Atlanta Announces Fourth Quarter and Fiscal Year 2004 Results

Atlanta, GA – July 27, 2004. Scientific-Atlanta, Inc. (NYSE:SFA) today reported fourth quarter earnings of $70.2 million, or $0.45 per share, including $0.10 per share from a federal income tax settlement relating to certain fiscal years prior to 2003. Earnings increased 48 percent from last year’s fourth quarter earnings of $47.4 million, or $0.31 per share. Sales of $458.8 million in the fourth quarter of fiscal year 2004 increased by 14 percent from the same period last year.

Earnings in fiscal year 2004 were $218.0 million, or $1.41 per share, an increase of 117 percent over last year, when earnings were $100.3 million, or $0.65 per share.

Earnings in fiscal year 2004 included a net gain on the sales and mark-to-market adjustments of various equity investments and the above mentioned income tax settlement. These gains were partially offset by a settlement with ViaSat, Inc. related to the sale of Scientific-Atlanta’s satellite networks business in April, 2000. Together these items contributed $17.0 million to net income in fiscal year 2004, or $0.11 per share.

Earnings in fiscal year 2003 included after-tax charges related to various restructurings, the mark-to-market adjustments of various equity investments, and the termination of a contract with German cable operator ish, and totaled $25.9 million, or $0.17 per share.

Strong Fourth Quarter Results

Fourth quarter bookings were $540.4 million, an increase of $81.3 million, or 18 percent, from last year and an increase of $92.4 million, or 21 percent from last quarter. The book-to-bill ratios for the quarter and for the fiscal year were greater than one.

Bookings of subscriber products were $410.2 million, an increase of 26 percent from last year and 24 percent sequentially. The year-to-year increase was driven primarily by orders for Explorer® 8000™ digital video recorder (DVR) products and high-definition set-tops.

Fourth quarter transmission product bookings, including satellite products, were $130.2 million, a slight decrease from last year, but a ten percent increase sequentially.

Backlog at the end of the quarter was $497.2 million, an increase of 26 percent from last year and 20 percent sequentially. The backlog contains orders for approximately 1.3 million Explorer digital set-tops.

Fourth quarter sales of $458.8 million increased $54.7 million, or 14 percent, from last year and $21.9 million, or five percent, from last quarter.

Sales of subscriber products were $336.8 million, an 18 percent increase from last year, and a six percent increase from last quarter. Included in fourth quarter sales were shipments of 1.052 million Explorer digital set-tops and 360 thousand WebSTAR™ cable modems.

Sales of transmission products, including satellite products, were $122.0 million, a slight increase from last year and last quarter.

Gross margin in the fourth quarter was 36.8 percent of sales, an increase of 20 basis points from last year, but a 10 basis point decrease from last quarter. The year-to-year increase was due primarily to the beneficial effects of higher volumes and material cost reductions resulting from engineering redesign, procurement efforts, and manufacturing efficiencies. These factors were partially offset by lower selling prices.

The slight sequential decline in gross margin resulted from the effects of lower selling prices and initial costs associated with overlay activities at several systems, partially offset by material cost reductions resulting from engineering redesign, procurement efforts and manufacturing efficiencies and favorable results of the year-end physical inventory.

Earnings in the fourth quarter were $70.2 million, or $0.45 per share, including $0.10 per share from a federal income tax settlement related to certain fiscal years prior to 2003. Compared with the same period of last year, earnings increased $22.9 million, or 48 percent. On a sequential basis, earnings increased by $16.3 million, or 30 percent.

The effective tax rate for the quarter declined to 16.5 percent due to the previously mentioned tax settlement.

Strong Balance Sheet and Cash Flow

The company’s balance sheet remains very strong with cash and short-term investments of $1.298 billion at the end of the quarter, an increase of $102.2 million in the quarter. In the fourth quarter, cash provided by operating activities was $117.8 million.

On a sequential basis, accounts receivable decreased slightly, and days sales outstanding improved to 44 days. Inventory turns for the quarter improved to 9.1 turns, although inventory increased slightly compared to both last year and last quarter.

Strong Growth in Fiscal Year 2004

Fiscal year 2004 bookings increased 27 percent to $1.810 billion. Sales increased by 18 percent to $1.708 billion. The book-to-bill ratio for fiscal year 2004 was 1.06.

Gross margin was 37.2 percent of sales in fiscal year 2004, up 250 basis points from last year. The improvement was due primarily to higher product volumes, material cost reductions, product redesign, and conversion cost improvements, partially offset by price reductions and a higher mix of new products, which generally have gross margins lower than the company average during their introductory periods.

Earnings in the year just ended were $218.0 million, or $1.41 per share, an increase of 117 percent over last year, when earnings were $100.3 million, or $0.65 per share.

Earnings in fiscal year 2004 included a net gain on the sales and mark-to-market adjustments of various equity investments and the previously mentioned income tax settlement. These gains were partially offset by a settlement with ViaSat, Inc. related to the sale of Scientific-Atlanta’s satellite networks business in April, 2000. Together these items contributed $17.0 million to net income in fiscal year 2004, or $0.11 per share.

Earnings in fiscal year 2003 included after-tax charges related to various restructurings, the mark-to-market adjustments of various equity investments, and the termination of a contract with German cable operator ish, and totaled $25.9 million, or $0.17 per share.

In fiscal year 2004, Scientific-Atlanta generated $322.5 million of cash from operating activities.

Other Highlights

Customer demand for the dual-tuner Explorer 8000 DVR product continues to be strong. Scientific-Atlanta sold 277 thousand standard-definition DVRs and 106 thousand high-definition DVRs, for a total of 383 thousand, which is a 143 percent increase from the fourth quarter of last year. In addition, the company sold 121 thousand high-definition set-tops without DVR capability. In total, Scientific-Atlanta sold 227 thousand high-definition set-tops in the quarter, a 288 percent increase from last year’s fourth quarter.

The company delivered a small number of its next generation Explorer 8300™ set-tops with DOCSIS capability to Cablevision Systems for testing and evaluation in the quarter just ended; however, Scientific-Atlanta did not recognize revenue for these units, pending final product approval by the customer. Scientific-Atlanta anticipates completion of acceptance testing in its first fiscal quarter.

The Explorer 8300 Multi-Room™ product continues to perform well in field testing, and the trial has now been extended beyond the initial site. The installation process appears to be relatively easy; the typical installation is taking only 15 minutes longer than a standard DVR installation. Scientific-Atlanta expects customer acceptance and launches of the product to begin in the first quarter of its fiscal year 2005.

The company received orders for the Explorer 8000 product from digital cable systems that had not been using Scientific-Atlanta set-top products. Scientific-Atlanta equipment has been installed in several headends and a large number of hubs as an “overlay” to the existing systems, and the company has shipped Explorer set-tops to these systems. The customer currently is testing DVR service with Explorer 8000 standard-definition and high-definition products. The company expects that commercial service will be launched in these systems in its first fiscal quarter.

The WebSTAR cable modem shipments in the fourth quarter included voice modems, the majority of which were delivered with battery backup. In addition, the company introduced a new cable modem gateway, which includes a cable modem, router, four Ethernet ports, and a wireless access point all in one device.

During the quarter Scientific-Atlanta delivered approximately 35 thousand Explorer set-tops to customers in Japan; however, the company did not recognize revenue for these units, pending approval by the customer. Scientific-Atlanta anticipates completion of acceptance testing in its first fiscal quarter.

For the access network, the company announced next-generation GainMaker® RF amplifiers and nodes and new Prisma II™ optical transmission products. These technologies can enable cable operators to expand high-definition television programming and facilitate the transition to an “all digital” network.

For network-based on-demand services, Scientific-Atlanta announced a major advancement in its Prisma IP™ transport platform, introducing the industry’s first fully tunable optics both in transmitters and receivers. Tunable receivers will enable operators to overcome the inflexibility of today’s fixed-wavelength DWDM systems and allow them to scale their on-demand networks to as many as 100 wavelengths on a single fiber.

The company continues to focus on products that enable network operators to offer services to commercial customers. During the quarter, Scientific-Atlanta’s Prisma® media converters were deployed with several operators. Field qualification of the company’s BroadLAN™ products was completed at a major network operator, and these products are in field qualification with several others. Scientific-Atlanta introduced an addition to the Prisma IP portfolio, the E-100 series of low-cost enterprise access devices. The E-100 products enable operators to provide small and medium-sized enterprises with a wide range of cost-effective advanced IP and TDM services over a resilient ring-based architecture.

Summarizing the fourth quarter and fiscal year 2004 results, Jim McDonald, Scientific-Atlanta Chairman, President and CEO, concluded, “We are pleased with the financial results we were able to achieve last quarter and in fiscal year 2004. Compared with the preceding year, the markets for our products were more robust, and consumers increasingly are demanding advanced video services. Our strategy for fiscal year 2005 is to continue to lead with innovation so that we can satisfy both consumers and network operators in all the markets we address.”

About Scientific-Atlanta

Scientific-Atlanta, Inc. (NYSE: SFA - http://www.scientificatlanta.com) is a leading supplier of digital content distribution systems, transmission networks for broadband access to the home, digital interactive set-tops and subscriber systems designed for video, high-speed Internet and voice over IP (VoIP) networks, and worldwide customer service and support.

“Forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, may be included in this news release. A variety of factors could cause Scientific-Atlanta’s actual results to differ from the anticipated results expressed in such forward-looking statements. Investors are referred to Scientific-Atlanta’s Cautionary Statements (Exhibit 99.1 to the company’s most recent Form 10-Q), which statements are incorporated into this news release by reference.

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For more information contact:

Tom Robey, Investor Relations        770-236-4608        770-236-4775 fax        tom.robey@sciatl.com

Scientific-Atlanta, the Scientific-Atlanta logo, Explorer, GainMaker and Prisma are registered trademarks of Scientific-Atlanta, Inc. WebSTAR, Multi-Room, BroadLAN, Prisma IP, Prisma II, 8000, and 8300 are trademarks of Scientific-Atlanta, Inc.

SCIENTIFIC-ATLANTA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(IN MILLIONS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	July 2, 2004	June 27, 2003	July 2, 2004	June 27, 2003
SALES	$458.8	$404.2	$1,708.0	$1,450.4

COST AND EXPENSES
Cost of sales	290.1	256.1	1,073.2	947.6
Sales and administrative	51.3	50.3	199.2	191.8
Research and development	39.0	34.2	149.2	146.6
Restructuring	—	2.7	1.3	17.4
Interest expense	0.1	0.2	0.8	0.9
Interest income	(4.5)	(6.4)	(16.8)	(22.7)
Other (income) expense, net	(1.3)	(4.7)	(7.2)	16.7

Total costs and expenses	374.7	332.4	1,399.7	1,298.3

EARNINGS BEFORE INCOME TAXES	84.1	71.8	308.3	152.1

PROVISION FOR INCOME TAXES	13.9	24.4	90.3	51.8

NET EARNINGS	$70.2	$47.4	$218.0	$100.3

EARNINGS PER COMMON SHARE
Basic	$0.46	$0.32	$1.43	$0.66

Diluted	$0.45	$0.31	$1.41	$0.65

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	153.2	149.1	152.1	152.6

Diluted	155.8	151.3	154.8	153.5

DIVIDENDS PAID PER SHARE	$0.01	$0.01	$0.04	$0.04

BOOKINGS	$540.4	$459.1	$1,810.4	$1,424.6

SCIENTIFIC-ATLANTA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(IN MILLIONS, EXCEPT SHARE DATA)

(UNAUDITED)

	July 2, 2004	June 27, 2003
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$382.1	$297.3
Short-term investments	915.5	651.3
Receivables, less allowance for doubtful accounts of $3.1 at July 2 and $3.3 at June 27	219.2	184.6
Inventories	129.9	127.0
Income tax receivables	18.9	—
Deferred income taxes	23.7	41.9
Other current assets	18.4	21.5

TOTAL CURRENT ASSETS	1,707.7	1,323.6

PROPERTY, PLANT AND EQUIPMENT, at cost
Land and improvements	21.2	22.1
Buildings and improvements	83.7	83.6
Machinery and equipment	212.4	219.7

	317.3	325.4
Less - Accumulated depreciation and amortization	132.7	127.7

	184.6	197.7

GOODWILL	235.2	235.2

INTANGIBLE ASSETS	37.6	51.0

NON-CURRENT MARKETABLE SECURITIES	0.1	8.4

DEFERRED INCOME TAXES	30.8	38.2

OTHER ASSETS	73.6	64.5

TOTAL ASSETS	$2,269.6	$1,918.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$1.3	$1.4
Accounts payable	171.6	143.4
Accrued liabilities	101.1	100.9
Deferred revenue	18.1	15.6
Income taxes currently payable	13.6	12.3

TOTAL CURRENT LIABILITIES	305.7	273.6

LONG-TERM DEBT, LESS CURRENT MATURITIES	7.7	8.6

NON-CURRENT DEFERRED REVENUE	7.9	6.5

OTHER LIABILITIES	145.0	148.7

STOCKHOLDERS’ EQUITY
Preferred stock, authorized 50,000,000 shares; no shares issued	—	—
Common stock, $0.50 par value, authorized 350,000,000 shares; issued 164,992,376 shares at July 2 and June 27	82.5	82.5
Additional paid-in capital	561.6	520.5
Retained earnings	1,300.7	1,127.4
Accumulated other comprehensive income, net of taxes of $19.5 at July 2 and $13.2 at June 27	39.5	21.5

	1,984.3	1,751.9
Less - Treasury stock, at cost (11,614,954 shares at July 2 and 15,550,442 shares at June 27)	181.0	270.7

	1,803.3	1,481.2

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,269.6	$1,918.6